Exhibit 99.1

FannieMae

February 12, 2010

The PMI Group, Inc.

PMI Mortgage Insurance Co.

Commercial Loan Insurance Corporation

3003 Oak Road

Walnut Creek, CA 94597

Attn: David H. Katkov

Ladies and Gentlemen:

You have requested that Federal National Mortgage Association (“Fannie Mae”) conditionally approve Commercial Loan Insurance Corporation, which you have informed us has applied to change its name to PMI Mortgage Assurance Co. (hereinafter, such entity is referred to as “PMAC” regardless of whether the requested name change is effected) as a direct issuer of mortgage guaranty insurance under the Fannie Mae Qualified Mortgage Insurer Approval Requirements in certain states. Effective as of the date hereof, and subject to the terms and conditions set forth below and consistent with the proposal of PMAC’s parent company, PMI Mortgage Insurance Co. (“PMI”), attached hereto as Exhibit A (the “Proposal”), Fannie Mae hereby approves PMAC as a direct issuer of mortgage guaranty insurance with its own distinct MI code. The conditional approval granted by Fannie Mae herein is subject to, and expressly conditioned upon, the continued compliance by PMAC and PMI (together, the “Companies”) with the Proposal and each of the conditions set forth below (the “Approval Conditions”) as well as Fannie Mae’s Qualified Mortgage Insurer Approval Requirements, as amended from time to time (the “Requirements”). In the event that the Requirements or any of the Approval Conditions are not met and maintained, Fannie Mae reserves the right to withdraw this conditional approval and immediately suspend or terminate PMI or PMAC in its sole and absolute discretion.

1. Fannie Mae’s conditional approval being granted hereby is conditioned upon each of the following being satisfied in Fannie Mae’s discretion:

a. PMAC shall have obtained all required regulatory approvals, including the approval of the Arizona Department of Insurance (the “Arizona Department”) and the Office of the Commissioner of Insurance of the State of Wisconsin, to redomesticate to Arizona and change its name to “PMI Mortgage Assurance Co.” During the term of this Agreement, PMI and PMAC shall remain domiciled in the same state. Following the term of this Agreement, Fannie Mae shall continue to consider this requirement in determining whether to suspend or terminate either PMI or PMAC;

b. PMAC shall have redomesticated to, and remain domiciled in, Arizona in accordance with the Proposal;

c. Following its redomestication to Arizona, PMAC shall use commercially reasonable efforts to merge with and into WMAC Credit Insurance Corporation, a Wisconsin-domiciled insurance company and also a wholly-owned subsidiary of PMI, with PMAC being the surviving entity, in accordance with the Proposal (but the effectuation of such merger shall not be a condition precedent to PMAC’s transacting any business in any of the Subject Jurisdictions);

d. Following the merger described in clause (c) above, PMAC shall hold (or in the case of Michigan, New Jersey, New York, North Carolina and Texas, shall have applied for) valid certificates of authority to write private mortgage insurance in each of the Subject Jurisdictions as defined in Paragraph 4 below.

e. Within seven (7) days following receipt of Arizona Department approval, PMI shall make a contribution to PMAC in cash, cash equivalents and/or other highly liquid, readily marketable securities in an aggregate amount not to exceed $5,000,000; and,

f. PMAC shall have obtained the approval of the Arizona Director of Insurance to issue to PMI a surplus note substantially in the form attached hereto as Exhibit B in the amount of $5,000,000 (the “Surplus Note”) and PMAC shall have issued to PMI, and PMI shall have purchased from PMAC for a cash payment of $5,000,000, such Surplus Note. For the avoidance of doubt, the payment for the Surplus Note is separate from and in addition to the capital contribution from PMI to PMAC as described in clause (e) above.

2. In addition to the subsidiary investments set forth in clauses 1.c, 1.e and 1.f, PMI shall be permitted to invest up to an additional $10 million in PMAC, of which not less than fifty percent (50%) of any such additional investments shall be in the form of Surplus Notes.

3. The Arizona Department shall not have required PMI to cease transacting new business.

4. In the event that PMI anticipates that it shall be prohibited from writing new business in any Subject Jurisdiction (as defined below) for any period of time as a result of PMI’s Minimum Policyholders’ Position (MPP), financial condition or capital adequacy, including, but not limited to its failure to satisfy risk-to-capital ratios or other substantially equivalent minimum capital requirements applicable in such Subject Jurisdiction (collectively “Applicable Capital Requirements”), the Companies shall use, and The PMI Group, Inc. (“TPG”) shall cause each of the Companies to use, commercially reasonable efforts to promptly obtain either (a) a waiver from the applicable insurance regulator for PMI to continue to write new business in such Subject Jurisdiction or (b) permanent changes to such Subject Jurisdiction’s applicable insurance statutes or regulations to allow PMI to continue to write new business (collectively,

“Relief Requests”). In the event that PMI fails to obtain relief from the Applicable Capital Requirements, the Companies shall provide prompt written notice to Fannie Mae, which notice shall identify the applicable Subject Jurisdiction and include a reasonably detailed description of the reason PMI is no longer permitted to transact new business in such Subject Jurisdiction (including a description of the efforts taken by or on behalf of PMI to obtain such relief) and a copy of the correspondence with the Subject Jurisdiction denying the request for a waiver (collectively, “Notice Requirements”). As used herein, the term “Subject Jurisdictions” means California, Florida, Idaho, Illinois, Iowa, Kansas, Kentucky, Michigan, Missouri, New Jersey, New York, North Carolina, Ohio, Oregon, Texas and Wisconsin. If, at any time subsequent to the date of this letter, PMI may be required to cease transacting new business by any State, the District of Columbia or any territory of the United States not included in Subject Jurisdictions, after seeking the Relief Requests, then, following the Notice Requirements, the parties shall negotiate in good faith the terms and conditions under which PMAC may be permitted to transact business in such jurisdiction.

5. Fannie Mae’s approval of PMAC as a direct issuer of mortgage guaranty insurance shall be (a) limited to Subject Jurisdictions in which PMI fails to obtain relief from Applicable Capital Requirements as described in paragraph 4 above, and (b) conditioned upon the requirement that PMAC’s direct written premiums (“DWP”) for any calendar quarter not exceed twenty percent (20%) of the combined DWP of the Companies for such calendar quarter. PMAC will only insure (a) loans that meet Fannie Mae, Freddie Mac, or Federal Home Loan Bank (“GSE”) guidelines, (b) Housing Finance Authority loans and (c) jumbo loans that meet GSE guidelines other than those relating to loan amount. For the avoidance of doubt, if PMI is prohibited from writing new business in any state for any reason other than a failure to meet Applicable Capital Requirements, PMAC shall not be so approved hereunder with respect to such Subject Jurisdiction. Unless Fannie Mae otherwise agrees in writing, Fannie Mae’s conditional approval of PMAC as a direct issuer of mortgage guaranty insurance shall be automatically revoked with regard to any Subject Jurisdiction thirty (30) days after PMI is permitted to resume writing new business in such Subject Jurisdiction. Such revocation shall apply to the issuance by PMAC of new commitments for mortgage guaranty insurance and shall not affect PMAC’s ability to issue policies for commitments previously issued or to administer insurance policies previously issued in the Subject Jurisdiction.

6. Neither PMI nor PMAC shall take, and TPG shall cause PMI and PMAC not to take, any of the following actions without the prior written consent of Fannie Mae, which consent shall not unreasonably be withheld and shall be deemed to have been granted if Fannie Mae has not objected in writing within thirty (30) business days of being advised by PMI of the contemplated action:

a. During any fiscal quarter, permit PMAC’s direct premium written to exceed twenty percent (20%) of the combined direct premium written of the Companies for such fiscal quarter;

b. Alter, amend, otherwise modify or enter into any reinsurance agreement, capital support agreement or other similar arrangement with any affiliate (“Arrangement”), other than as described in the Proposal. Notwithstanding the foregoing, alterations to the Cession Factors, as defined in any Arrangement, shall be permitted without prior, written consent unless PMI, PMAC or TPG reasonably anticipate that such changes may result in annual net premiums ceded from PMI or PMAC exceeding net loss reserves ceded by more than five million dollars ($5,000,000) per individual Arrangement or ten million dollars ($10,000,000) aggregate of such Arrangements. Nothing herein shall prohibit PMI from terminating any of its existing capital support obligations to others;

c. Alter, amend or otherwise modify the Surplus Note;

d. Except as provided under clause 7 hereof, declare, pay or otherwise make any provision for the payment of any dividend, return of capital, capital distribution, or any other arrangements with respect to the securities of PMI or PMAC, including, without limitation, the repayment of any outstanding principal or interest on any surplus notes, debentures, or similar securities, except for payments required under the Surplus Note.

e. Except as provided under clause 7 hereof, transfer, sell or make any other arrangement to transfer or distribute, by dividend or otherwise, any securities of the Companies to another person or entity, including to an affiliate;

f. Without the prior consent of Fannie Mae, which shall not unreasonably be withheld, alter, amend or otherwise modify PMI’s or PMAC’s underwriting guidelines beyond what is eligible for delivery for standard government sponsored enterprise business;

g. Except pursuant to interaffiliate reinsurance agreements in effect on the date of this letter, transfer or otherwise shift PMI’s or PMAC’s issuance of new mortgage insurance business to any other affiliate. In the event Fannie Mae approves such transfer or other shift, the Companies shall, jointly and severally, provide to Fannie Mae a written, unconditional guaranty of full and timely payment of all of its policyholder claims as they come due under the subject mortgage insurance policies;

h. Enter into any new, or alter, amend, or otherwise modify any existing expense sharing agreements or tax sharing agreement (collectively, “Expense Sharing Arrangements”) with any of their respective affiliates, other than as described in the Proposal or as necessary to comply with any change in applicable law, regulation or order. Beginning on the date of execution hereof, PMI and PMAC shall provide to Fannie Mae annual underwriting and expense projections (“Allocation Projections”) for all such individual Expense Sharing Arrangements. PMI and/or PMAC shall obtain Fannie Mae’s prior approval if the actual expenses to be allocated under any Expense Sharing Arrangement to which it is a party exceeds the Allocation Projection relating to such Expense Sharing Arrangement by an amount not less than the greater of (A) five million dollars ($5,000,000), or (B) ten percent (10%) of the applicable Allocation Projection;

i. Allow PMAC to enter into any risk novation or commutation transaction. In order to seek Fannie Mae’s approval for such novation or commutation transaction, PMAC, as part of its request for approval, shall undertake to ensure and demonstrate to Fannie Mae’s satisfaction that any such successor will satisfy the credit standards and quality that is then required for standard government sponsored enterprise business;

j. Other than (i) as provided under clause 7 hereof, and (ii) in the ordinary course of business (including transfers in connection with day-to-day management of its investment portfolio, whether internally managed or externally outsourced, in accordance with its duly adopted investment policies (“Investment Portfolio Transfers”)), transfer, issue, sell or make any other arrangement to transfer or distribute, by dividend or otherwise (any of the foregoing referred to herein as a “Transfer”), any assets, or securities owned by PMAC or PMI to another person or entity, including to an affiliate;

(i)	Beginning on the date of execution hereof, PMI and PMAC shall provide to Fannie Mae annual operating expense projections (“Operating Projections”) for all Transfers (other then “Investment Portfolio Transfers”) considered in the ordinary course of business (“Ordinary Course Transfers”). ;

(ii)	PMI and PMAC shall not make any Ordinary Course Transfer without the prior, written consent of Fannie Mae to the extent that any such transfer would cause the annual Ordinary Course Transfers to exceed an amount that is the greater (A) one hundred ten percent (110%) of the Operating Projections, or (B) five million dollars ($5,000,000) .

k. [INTENTIONALLY OMITTED].

l. The parties agree however, that, TPG will cause any Transfers to any reinsurance company affiliate of PMI made subsequent to the date of this letter (other than to CMG Mortgage Reinsurance Company) to be used solely to support the reinsurance of PMI, PMAC and/or PMI Insurance Co.

The foregoing Approval Conditions are in addition to any and all applicable requirements under the laws of the State of Arizona

7. Notwithstanding any provision of any of clause 6(d), 6(e), 6(i) or 6(j):

(i) if and when PMI is able to raise capital and/or debt, whether from non-affiliated investors or from or through its parent, TPG, and the amount of such capital retained by PMI (“New Capital”) is not less than [TBD] then PMI shall be permitted to pay such dividends, interest and/or repayments of principal and/or capital, including but not limited to the issuance of additional notes or other instruments, that are directly related, arise from and/or may be required under the express terms of the instruments evidencing such New Capital, provided that such amounts (including, where applicable, payments-in-kind) are approved (or not objected to) by the Arizona Director of Insurance and in the aggregate do not exceed (while the Approval Conditions are in effect) an amount equal to the greater of (A) [TBD]% x New Capital, or (B) the cumulative interest payments due during the period the Approval Conditions are in effect under the express terms of the notes or other instruments issued by PMI in connection with such New Capital. The interest rate payable by PMI in respect of said notes or other instruments shall be negotiated between PMI and TPG with the prior approval of Fannie Mae, provided that Fannie Mae agrees that it will approve an interest rate in respect of said notes and other instruments that is not less than ten percent (10%) per annum or greater than twenty percent (20%) per annum (with the determination of the interest rate within such 10%-20% range being dependent on the amount of New Capital as well as the percentage that New Capital represents as a portion of the group’s total capital raise). Notwithstanding any of the foregoing, TPG and PMI may agree to an interest rate in respect of said notes or other instruments that is less than ten percent (10%) per annum without Fannie Mae’s approval.

(ii) PMI is permitted to dividend or otherwise distribute to TPG any amounts that TPG is required to cause PMI to dividend or distribute to TPG pursuant to Section 6.11 of the Amended and Restated Revolving Credit Agreement, among TPG, each lender from time to time party thereto and Bank of America, N.A. as administrative agent, as amended (the “Credit Agreement”) as a result of the sale of Capital Stock of any of PMI Europe or any CMG Company, provided that the aggregate total amount of all such dividends and distributions shall not exceed the amount required to be dividended or distributed pursuant to the terms of the Credit Agreement as a result of any such sale of Capital Stock. For purposes of this letter, “Capital Stock”, “CMG Company”, and “PMI Europe” have the meanings given to such terms in the Credit Agreement.

8. PMAC will, and PMI shall cause PMAC to, comply with all of the terms of the Surplus Note.

9. The Companies agree to comply with and be bound by, any changes, amendments or other modifications to the Requirements.

10. Unless otherwise earlier revoked, Fannie Mae’s conditional approval of PMAC granted hereby, the Approval Conditions and other terms of this agreement shall terminate on the earlier of (i) December 31, 2011, or (ii) the date that PMI ceases to transact new business for any reason in all jurisdictions in which it is licensed. Thereafter, Fannie Mae will determine whether PMAC will continue to be approved as a direct issuer of mortgage guaranty insurance policies.

Please acknowledge receipt of this letter and agreement to the conditions contained herein by signing and returning the enclosed copy of this letter.

Very truly yours,

FEDERAL NATIONAL MORTGAGE ASSOCIATION

By:	/s/ Michael A. Shaw
Name:	Michael A. Shaw
Title:	EVP and Chief Credit Officer

Confirmed and accepted as of 2009.

PMI MORTGAGE INSURANCE CO.

By:	/s/ David H. Katkov
Name:	David H. Katkov
Title:	President and Director

PMI MORTGAGE ASSURANCE CO.

By:	/s/ David H. Katkov
Name:	David H. Katkov
Title:	President and Director

THE PMI GROUP, INC.

By:	/s/ Donald P. Lofe, Jr.
Name:	Donald P. Lofe, Jr.
Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer